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                                                                     Exhibit 3.6

                          CERTIFICATE OF INCORPORATION
                                       OF
                           POLAR MOLECULAR CORPORATION

     The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

                                    ARTICLE I
                                      NAME

     The name of this corporation is POLAR MOLECULAR CORPORATION (the "Corporation").

                                   ARTICLE II
                                REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington 19808, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

                                   ARTICLE III
                                     PURPOSE

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in the development, manufacture and marketing of petro-chemical compounds and any other lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                                AUTHORIZED SHARES

     1. Authorized Shares. The aggregate number of shares which this Corporation shall have authority to issue is Forty Million (40,000,000) shares of Common Stock with $0.0001 par value each and Ten Million (10,000,000) shares of Preferred Stock with $0.0001 par value each. The Board of Directors is hereby authorized and empowered to authorize the issuance by the Corporation from time to time of shares of any class of capital stock of the Corporation, whether now or hereafter authorized, or securities convertible into shares of capital stock of any class or classes, whether now or hereafter authorized, for such consideration and on such terms and conditions as may be deemed advisable by the Board of Directors and without any action by the stockholders.

     2. Common Stock. The following is a description of Common Stock that the Corporation shall have authority to issue:

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          (a) Dividend Rights. Dividends in cash, property or shares of the
     Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, to the extent and in the manner permitted by law and to the extent not limited by the terms of any outstanding Preferred Stock.

          (b) Voting Rights. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of shareholders.

          (c) Rights Upon Liquidation. subject to the rights of any series of Preferred Stock and subject to the terms of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock. Liquidation, dissolution or winding up, or distribution of the assets of the Corporation, as such terms are used in this Subparagraph (c), shall not be deemed to be occasioned by or to include any merger, consolidation or other business combination of the Corporation with or into one more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation or any sale, lease, exchange or other disposition of all or a part of the assets of the Corporation.

     3. Preferred Stock. The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. Subject to the provisions of this
Article IV, the Board of Directors of the Corporation is hereby authorized and empowered to classify or reclassify, in one or more series, any of the unissued shares of the Preferred Stock of the Corporation by establishing the number of shares of such series and by setting, changing or eliminating any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends, qualifications, or terms and condition of redemption of such shares, all of which shall be set forth in a certificate of designation executed, acknowledged, filed and recorded in the manner required by the Delaware General Corporation Law, and as may be permitted by the Delaware General Corporation Law. In establishing a series of Preferred Stock the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes. All shares of any one series shall be alike in every particular except as otherwise provided by this Certificate of Incorporation or the Delaware General Corporation Law.

     4. Designation of Series B 10% Cumulative Redeemable Senior Preferred Stock. Of the total authorized Preferred Stock, 8,000 shares are hereby designated as Series B 10% Cumulative Redeemable senior Preferred Stock as set forth below. When all of the shares of this series are redeemed, the Board of Directors may delete the provisions of this Section 4 by filing a certificate in accordance with Section 151(g) of the Delaware General Corporation Law:

          (a) Designations. Eight Thousand authorized shares of Preferred Stock, par value $0.001 per share, shall be issued in and as a series to be designated the "Series B 10% Cumulative Redeemable Senior Preferred Stock" (the "Series B Preferred Stock").

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          (b) Rank. Each share of the Series B Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series B Preferred Stock. Except as may be authorized by a vote of the holders of the Series B Preferred Stock in accordance with subsection (e), the Series B Preferred Stock shall rank senior to any other series of Preferred Stock now or hereafter issued by the Corporation.

          (c) Dividends.

               (i) The Series B Preferred Stock will be issued for $100.00 per share (the "Issue Price"). The holders of shares of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, cumulative dividends at the rate of Ten Percent (10%) per annum of the Issue Price per share, from the date of issuance of such shares until such shares are redeemed hereunder. The Corporation shall not be required to pay any dividends on any shares of Series B Preferred Stock until the date set for redemption of those shares pursuant to subsection (f), at which time all accrued and unpaid dividends will be due in full. The dividends will be paid in cash, unless the Corporation's Board of Directors determines that the provisions of Section 170 of the Delaware General Corporation Law would prevent the payment of cash dividends at that time. If the Board of Directors determines that the Corporation is prohibited from paying cash dividends at that time, the dividends will be paid in the form of shares of common stock, with those shares valued at $0.0815 per share.

               (ii) In computing the amount of dividends accrued in respect of a fraction of a calendar quarter, such amount shall be pro rated on the basis of a 360-day year. Any dividends on the Series B Preferred Stock which are not paid within 30 days after the date upon which payment thereof is due shall bear interest at the rate of Ten percent (10%) per annum from such date until paid.

               (iii) Dividends on the Series B Preferred Stock shall be payable before any dividends or distributions shall be paid upon, or declared and set apart for, any Junior Stock (as defined below) and before any repurchase, redemption, retirement or other acquisition for valuable consideration of any shares of Junior Stock (other than upon conversion thereof into Common Stock) shall be effected, so that if in any quarterly dividend period all dividends at the rate fixed above accrued from the date of issuance of any shares of the Series B Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or set apart for payment, together with interest thereon as provided above, before any dividends or distributions shall be paid upon, or set apart for, or any repurchase, redemption, retirement or other acquisition for valuable consideration is effected of, the Junior Stock (other than upon conversion thereof into Common Stock). As used herein "Junior Stock" shall mean the Corporation's Common Stock and each other class or series of the Corporation's capital stock, whether common or preferred, the terms of which do not provide that shares of that class or series shall rank senior to or on a parity with the

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          Series B Preferred Stock as to distributions of dividends and distributions upon the liquidation of the Corporation.

          (d) Preference on Liquidation. The Series B Preferred Stock shall be preferred with respect to both earnings and assets of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of the Series B Preferred Stock shall be entitled, before any payment or distribution of the assets of the Corporation shall be made or set apart to the holders of Junior Stock, to receive from the net assets of the Corporation available for distribution to shareholders cash in an amount equal to the Issue Price of such shares, together with any accrued and unpaid dividends and any other amounts which may be payable with respect to such shares pursuant to subsections (c) and (f) hereof to the date of final distribution to the holders of the Series B Preferred Stock. The holders of shares of the Series B Preferred Stock shall be entitled to no further participation in any assets of the Corporation. In the event the holders of the Series B Preferred Stock agree pursuant to subsection (e) to the authorization of any shares of Parity Stock (as defined in subsection (e)(i)) and if, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation distributable among the holders of the shares of the Series B Preferred Stock and Parity Stock shall be insufficient to permit the payment in full to such holders of the aforementioned preferential amounts, then the entire assets of the Corporation or the proceeds thereof available for that distribution shall be distributed ratably among the holders of all of the outstanding shares of the Series B Preferred Stock and the Parity Stock in proportion to the full preferential amounts to which they are respectively entitled. Neither the consolidation or merger of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, lease, exchange or conveyance of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the Corporation for the purposes of this subsection (d).

          (e) Voting. Except as may otherwise be required by law or the provisions of this subsection (e), the holders of shares of the Series B Preferred Stock shall not be entitled to vote upon any matter; provided, however, that so long as any shares of the Series B Preferred Stock shall be outstanding and unless the consent or vote of a greater number of shares shall then be required by law, the consent or approval of the holders of at least a majority of the total number of shares of the Series B Preferred Stock, voting as one class, at the time outstanding, given in person or by proxy at a meeting at which the holders of shares of the Series B Preferred Stock shall be entitled to vote separately as a class, shall be necessary for effecting or validating each of the following:

               (i) The authorization, or any increase in the authorized amount, of any class or series of capital stock of the Corporation (i) having any preference or priority as to dividends or upon liquidation (referred to herein as "Senior Stock") over the Series B Preferred Stock or (ii) that shall be equal in right and rank pari passu with the Series B Preferred Stock as to dividends or upon liquidation (referred to herein as "Parity Stock") or (iii) convertible into the Series B Preferred Stock;

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               (ii) The reclassification of any shares of capital stock into shares of Senior Stock or Parity Stock or into shares of capital stock of the Corporation convertible into the Series B Preferred Stock;

               (iii) The authorization of any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock or shares of capital stock of the Corporation convertible into the Series B Preferred Stock;

               (iv) The amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation or any certificate amendatory thereof or supplemental thereto, so as to alter or change any of the preferences, rights or powers of the Series B Preferred Stock; or

               (v) The voluntary liquidation, dissolution or winding-up of the Corporation, the sale or exchange of all or substantially all of the assets of the Corporation or the merger or consolidation of the Corporation with or into any other corporation; provided, however, that no vote of the holders of the Series B Preferred Stock as a class hereunder shall be required in the case of a merger or consolidation or a sale or exchange of the assets of the Corporation if: (i) after such transaction, the resulting, surviving or acquiring corporation shall have no stock either authorized or outstanding (except such stock of the Corporation as may have been authorized or outstanding immediately preceding such transaction, or such stock of the resulting, surviving or acquiring corporation as may be issued in exchange therefor) ranking prior to, or on a parity with, the Series B Preferred Stock or the Stock of the resulting, surviving or acquiring corporation issued in exchange therefor; and (ii) each holder of shares of the Series B Preferred Stock immediately preceding such transaction shall continue to hold such shares of the Series B Preferred Stock or shall receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving or acquiring corporation.

          (f) Redemption.

               (i) Issuance in Units. The Series B Preferred Stock was sold to investors as part of units of securities (the "Units"), each Unit consisting of shares of Series B Preferred Stock and common stock purchase warrants (the "Unit Warrants").

               (ii) Mandatory Redemption. Subject to the provisions for extension set forth herein, on May 1, 2001, the Corporation will be required to redeem all of the then outstanding shares of Series B Preferred Stock at a price of $100.00 per share plus all accrued and unpaid dividends (and interest, if any) on such shares through and including the date for such redemption in accordance with this subsection (f) (the "Redemption Date").

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               (iii) Extension of Redemption Date. By complying with the
          provisions of this section, the Corporation shall have the right to extend the Redemption Date, one time, for any or all shares of Series B Preferred Stock until a date not later than the earlier of (i) six months after the date set forth in (b) above, or (ii) the date on which the Corporation has received, in the aggregate, gross cash proceeds of at least $2,000,000 from the sale or issuance of any shares of its capital stock, warrants, debentures, promissory notes or similar instruments, alone or in combination as units (but excluding the Units or the issuance of any shares upon the conversion of debt or Series A Preferred Stock or upon the exercise of outstanding stock options or warrants, all as contemplated in the agreement pursuant to which the Units were sold). If the Corporation is going to extend the Redemption Date for some but not all of the Series B Preferred Stock, it will allocate the shares to be extended ratably among all the outstanding Series B Preferred Stock. The Corporation shall notify the holder of record of any shares for which the Redemption Date will be extended (the "Extended Shares") and will be required to issue the holder(s) of record of the Extended Shares additional Unit Warrants as provided herein. For each month that the Redemption Date for any Extended Shares is extended, the Corporation will issue the registered holder of those Extended Shares additional Unit Warrants to purchase ten percent (10%) of the shares of common stock covered by the original Unit Warrants that were originally issued in conjunction with those Extended Shares as part of the Units. If the Redemption Date is extended for a period that includes a partial month, a pro rata adjustment for will be made in the number of additional Unit Warrants to be issued with respect to that partial month.

               (iv) Redemption Procedure. The Corporation shall notify the holders of record of shares of the Series B Preferred Stock that are to be redeemed of any such redemption by mailing, by prepaid certified or registered mail, a written notice of redemption not less than five
          (5) nor more than thirty (30) days prior to any Redemption Date at their respective addresses appearing on the stock transfer books of the Corporation. Any such holder shall be entitled to receive payment upon such redemption only upon surrender to the Corporation, at the address set forth in its notice of redemption, of the certificates representing such holder's shares of the Series B Preferred Stock called for redemption by the Corporation.

               (v) Failure to Effect Redemption. In the event that the Corporation fails to make redemption in full on any Redemption Date, then (i) interest shall accrue and be payable on the unpaid redemption amount at the rate of ten percent (10%) per annum from such Redemption Date until paid, and dividends (and interest thereon, if any) shall continue to be payable on the Series B Preferred Stock as provided in subsection (c) hereof, and (ii) the Corporation shall be in default for purposes of the Security Agreement described in subsection (g) below without any requirement of notice or demand by the holders' of the Series B Preferred Stock.

               (vi) Effect of Redemption. On and after any Redemption Date (unless the Corporation defaults in the payment or provision for payment (as set forth

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          below) in respect of such redemption), the holders of shares of the
          Series B Preferred Stock being redeemed shall cease to be shareholders of the Corporation with respect to such shares and shall have no interest in the Corporation by virtue thereof and shall have no voting or other rights with respect thereto except the right to receive payment of all amounts payable upon such redemption as provided in this subsection (f), and such shares shall be deemed to have been redeemed and to be no longer outstanding. In the event that any certificates representing any shares of the Series B Preferred Stock have not on or prior to any Redemption Date been surrendered to the Corporation for cancellation in exchange for payment of the redemption price, the Corporation shall set aside, with such escrow agent as shall be designated by it, sufficient funds to provide for the redemption payment with respect to such shares to be made upon surrender or such certificates. No shares of the Series B Preferred Stock so redeemed shall be reissued or otherwise disposed of, and no shares of the Series B Preferred Stock shall be issued in lieu thereof, and the Corporation shall cause all shares redeemed to be retired and cancelled in the manner provided by law.

               (vii) No Sinking Fund. The Series B Preferred Stock shall not be entitled to the benefit of any sinking fund to be applied to the redemption thereof.

          (g) Security Agreement. The Corporation has entered into a Security Agreement for the benefit of the holders of the Series B Preferred Stock wherein they will be granted a security interest in certain collateral to secure the Corporation's obligations with respect to the Series B Preferred Stock.

          (h) Certificates. So long as any shares of the Series B Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions or such preferences or such rights.

          (i) Right to Convert. After the sale of the Units described in subsection (f)(i), the Corporation intends to conduct a subsequent private placement of its securities (the "Secondary Placement"). The holders of the Series B Preferred Stock will be given the opportunity to convert their Units (each Unit consisting of 250 shares of Series B Preferred Stock and Unit Warrants to purchase 247,071 shares of common stock) into securities in the contemplated Secondary Placement. The Corporation will notify each Investor of the commencement of the Secondary Placement and the description of the securities being offered thereunder (the "Secondary Securities"). If any Investor wants to exercise that option to convert their Units into the Secondary Securities, it must give notice of its intent to convert at least five (5) days before the closing of the sale of the minimum amount of Secondary Securities to be sold in the Secondary Placement. In the event of such a conversion, the Unit Warrants and Series B Preferred Stock (and all accrued and unpaid dividends thereon) will be surrendered and the holder will receive: (1) the number of shares of common stock that would have been received if those Unit Warrants (including any additional Unit Warrants received pursuant to subsection (f)(ii)

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     as a result of the Corporation's extension of the redemption date of the
     Series B Preferred Stock or any other additional Unit Warrants received pursuant to any other agreement with the Corporation) had been fully exercised on that date and (2) an amount of Secondary Securities equal to $25,000 per Unit that is converted divided by the purchase price of those Secondary Securities.

                                    ARTICLE V
                               BOARD OF DIRECTORS

     1. The number of directors of the Corporation shall be fixed from time to time in the manner provided by the Bylaws of the Corporation; provided, that at any time there is only one stockholder of the Corporation, the number of directors may be not less than one (1).

     2. Election of directors need not be by written ballot unless the Bylaws shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

                                   ARTICLE VI
                                     BYLAWS

     In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new Bylaws by a majority vote of the directors then in office, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders if they provide that they may only be modified by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

                                   ARTICLE VII
                     DIRECTOR LIABILITY AND INDEMNIFICATION

     1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability.

     2. The Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify and advance expenses to any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

     3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability

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asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

                                  ARTICLE VIII
                   AMENDMENTS TO CERTIFICATE OF INCORPORATION

     The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or Bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

                                   ARTICLE IX
                                  INCORPORATOR

     The name and mailing address of the incorporator of the Corporation is Gary
D. Bruhn, 600 Woodbridge, Detroit, Michigan 48226.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby acknowledging and declaring and certifying that the foregoing Certificate of Incorporation is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 12th day of March, 2001.


                                              /s/ Gary D. Bruhn
                                              ----------------------------------
                                                  Gary D. Bruhn

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